Exhibit 99.1

Xponential Fitness, Inc. Announces Fourth Quarter and Full Year 2023 Financial Results

•	Grew Q4 2023 revenue 27% and North America system-wide sales[1] 31%, compared to Q4 2022

•	Grew full year 2023 revenue 30% and North America system-wide sales 36%, compared to full year 2022, exceeding the high end of the guidance range

•	Sold 805 franchise licenses and opened 557 new studios in 2023

•	For full year 2024, Company expects 550 new studio openings, 22% growth in system-wide sales, 8% growth in revenue and 31% growth in Adjusted EBITDA[4]

IRVINE, Calif.—(BUSINESS WIRE)— Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of health and wellness brands, today reported financial results for the fourth quarter and full year ended December 31, 2023. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q4 2023 Compared to Q4 2022

•	Grew revenue 27% to $90.2 million.

•	Increased North America system-wide sales by 31% to $384.6 million.

•	Reported North America same store sales growth of 14%, compared to growth of 17%.

•	Reported North America quarterly run-rate average unit volume (AUV)[3] of $590,000, compared to $522,000.

•

Posted net loss of $9.1 million, or earnings of $0.10 per basic share, on a share count of 30.9 million shares of Class A Common Stock, compared to a net loss of $0.4 million, or a loss of $1.13 per basic share, on a share count of 26.8 million shares of Class A Common Stock.

•	Posted adjusted net income of $4.2 million, or earnings of $0.05 per basic share, compared to adjusted net income of $6.8 million, or earnings of $0.07 per basic share.

•	Reported Adjusted EBITDA[4] of $30.7 million, an increase of 38%, compared to $22.2 million.

Financial Highlights: FY 2023 Compared to FY 2022

•	Grew revenue 30% to $318.7 million.

•	Increased North America system-wide sales by 36% to $1.40 billion.

•	Reported North America same store sales growth of 16%, compared to growth of 25%.

•

Posted net loss of $1.7 million, or earnings of $1.18 per basic share, on a share count of 31.7 million shares of Class A Common Stock, compared to net income of $2.9 million, or a loss of $0.87 per basic share, on a share count of 25.3 million shares of Class A Common Stock.

•	Posted adjusted net income of $15.7 million, or earnings of $0.17 per basic share, compared to adjusted net income of $9.5 million, or a loss of $0.07 per basic share.

•	Reported Adjusted EBITDA of $105.3 million, an increase of 42%, compared to $74.3 million.

“In 2023, we experienced substantial growth on both the top and bottom lines as members continued to demonstrate that they prioritize their health and wellness routines. We further streamlined our business and are operating from a position of strength as we leverage our operations,” said Anthony Geisler, CEO of Xponential. “We see this momentum carrying into 2024, and are confident that our optimized portfolio of global brands will deliver considerable margin expansion and operational cash flows.”

Results for the Fourth Quarter Ended December 31, 2023

For the fourth quarter of 2023, total revenue increased $18.9 million, or 27%, to $90.2 million, up from $71.3 million in the prior year period. This increase included a corresponding North America same store sales increase of 14%.

Net loss totaled $9.1 million, or earnings of $0.10 per basic share, compared to net loss of $0.4 million, or a loss of $1.13 per basic share, in the prior year period. The higher net loss was the result of an $8.8 million increase in restructuring costs from our company-owned transition studios, $6.6 million of lower overall profitability, and a $4.9 million increase in impairment of goodwill and other assets; offset by an $8.8 million decrease in non-cash contingent consideration primarily related to the Rumble acquisition, and a $2.8 million decrease in non-cash equity-based compensation expense. Please see the table at the end of this press release for a calculation of the basic earnings per share and diluted loss per share for the quarter ended December 31, 2023.

Adjusted net income for the fourth quarter of 2023, which excludes the $0.5 million non-cash contingent consideration gain related primarily to the Rumble acquisition, $0.1 million related to the re-measurement of the Company’s tax receivable agreement, $4.9 million related to the impairment of goodwill and other assets, and $8.8 million related to restructuring and related charges, was $4.2 million, or earnings of $0.05 per basic share, on a share count of 30.9 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (income), employee retention credit, litigation expenses (outside of the ordinary course of business), financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, and restructuring and related charges, increased to $30.7 million, up 38% from $22.2 million in the prior year period.

Results for the Full Year Ended December 31, 2023

For the full year 2023, total revenue increased $73.7 million, or 30%, to $318.7 million, up from $245.0 million in 2022. This increase in revenue included a corresponding North America same store sales increase of 16% year-over-year.

Net loss totaled $1.7 million, or earnings of $1.18 per basic share, compared to net income of $2.9 million, or a loss of $0.87 per basic share. The higher net loss was the result of a $15.5 million increase in restructuring and related costs from our company-owned transition studios, $7.5 million of lower overall profitability, and a $13.0 million increase in impairment of goodwill and other assets; offset by a $20.4 million decrease in non-cash contingent consideration primarily related to the Rumble acquisition, and a $11.0 million decrease in non-cash equity-based compensation expense.

Adjusted net income for the full year 2023, which excludes the $18.0 million non-cash contingent consideration gain related primarily to the Rumble acquisition, $3.2 million related to the re-measurement of the Company’s tax receivable agreement, $16.7 million related to the impairment of goodwill and other assets, and $15.5 million related to restructuring and related charges, was $15.7 million, or earnings of $0.17 per basic share, on a share count of 31.7 million shares of Class A Common Stock.

Adjusted EBITDA as defined above increased to $105.3 million, up 42% from $74.3 million in the prior year.

Liquidity and Capital Resources

As of December 31, 2023, the Company had approximately $37.1 million of cash, cash equivalents and restricted cash and $328.5 million in total long-term debt. Net cash provided by operating activities was $35.4 million for the full year ended December 31, 2023.

2024 Outlook

The Company is initiating full-year 2024 outlook, which compares to 2023 results as follows:

•	Gross new studio openings in the range of 540 to 560;

•	North America system-wide sales in the range of $1.705 billion to $1.715 billion, or an increase of 22% at the midpoint;

•	Revenue in the range of $340.0 million to $350.0 million, or an increase of 8% at the midpoint; and

•	Adjusted EBITDA in the range of $136.0 million to $140.0 million, or an increase of 31% at the midpoint.

Additional key assumptions for full year 2024 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 31.5 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock.

We are not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for fiscal year ending December 31, 2024 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Fourth Quarter and Full Year 2023 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2023 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on March, 14, 2024, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13743169.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, strength training, metabolic health, and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 22 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, the largest assisted stretching brand in the United States offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full-body workout; BFT, a functional training and strength-based program; and Lindora, a leading provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses, acquisition and transaction expenses (income), litigation expenses, employee retention credit, financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, and charges incurred in connection with our restructuring plan that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; profitability; the expected impact of our movement away from company-owned transition studios; anticipated industry trends; projected financial and performance information such as system-wide sales; and other statements under the section “2024 Outlook”; our competitive position in the boutique fitness and broader health and wellness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2023, to be filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Xponential Fitness, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2023	2022
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$37,094	$37,370
Accounts receivable, net	32,751	25,555
Inventories	14,724	10,864
Prepaid expenses and other current assets	5,856	6,294
Deferred costs, current portion	6,620	4,131
Notes receivable from franchisees, net	203	1,520

Total current assets	97,248	85,734
Property and equipment, net	19,502	18,524
Right-of-use assets	71,413	30,079
Goodwill	171,601	165,697
Intangible assets, net	120,149	137,175
Deferred costs, net of current portion	46,541	43,620
Notes receivable from franchisees, net of current portion	802	1,067
Other assets	1,442	795

Total assets	$528,698	$482,691

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$19,119	$16,185
Accrued expenses	14,088	12,295
Deferred revenue, current portion	34,674	31,996
Current portion of long-term debt	4,760	3,035
Other current liabilities	19,666	9,265

Total current liabilities	92,307	72,776
Deferred revenue, net of current portion	117,305	109,465
Contingent consideration from acquisitions	8,666	28,182
Long-term debt, net of current portion, discount and issuance costs	319,261	133,039
Lease liability	70,141	30,583
Other liabilities	9,152	8,633

Total liabilities	616,832	382,678
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 and 200 shares issued and outstanding as of December 31, 2023 and 2022, respectively	114,660	308,075
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of December 31, 2023 and 2022	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 30,897 and 27,571 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 16,566 and 21,647 shares issued, and 16,491 and 21,572 shares outstanding as of December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	521,998	505,186
Receivable from shareholder	(15,426)	(16,369)
Accumulated deficit	(630,127)	(641,903)
Treasury stock, at cost, 75 shares outstanding as of December 31, 2023 and 2022	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(125,247)	(154,778)
Noncontrolling interests	(77,547)	(53,284)

Total stockholders’ deficit	(202,794)	(208,062)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$528,698	$482,691

Xponential Fitness, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue, net:
Franchise revenue	$39,091	$32,158	$143,615	$115,286
Equipment revenue	16,368	11,531	56,454	43,461
Merchandise revenue	10,125	7,973	34,146	27,073
Franchise marketing fund revenue	7,516	5,840	27,292	20,384
Other service revenue	17,095	13,767	57,153	38,750

Total revenue, net	90,195	71,269	318,660	244,954
Operating costs and expenses:
Costs of product revenue	17,012	12,269	57,979	47,220
Costs of franchise and service revenue	4,606	4,858	15,911	18,447
Selling, general and administrative expenses	50,825	34,661	166,828	125,452
Impairment of goodwill and other assets	4,758	—	16,667	3,656
Depreciation and amortization	4,182	4,090	16,883	15,315
Marketing fund expense	6,394	4,594	22,683	17,290
Acquisition and transaction expenses (income)	(531)	8,231	(17,964)	2,438

Total operating costs and expenses	87,246	68,703	278,987	229,818

Operating income (loss)	2,949	2,566	39,673	15,136
Other (income) expense:
Interest income	(422)	(596)	(1,611)	(1,805)
Interest expense	11,491	3,957	38,733	13,017
Other expense	96	(1,112)	3,193	523

Total other expense	11,165	2,249	40,315	11,735

Income (loss) before income taxes	(8,216)	317	(642)	3,401
Income taxes	859	684	1,071	526

Net income (loss)	(9,075)	(367)	(1,713)	2,875
Less: Net income (loss) attributable to noncontrolling interests	(3,158)	(120)	(810)	945

Net income (loss) attributable to Xponential Fitness, Inc.	$(5,917)	$(247)	$(903)	$1,930

Net income (loss) per share of Class A common stock:
Basic	$0.10	$(1.13)	$1.18	$(0.87)
Diluted	$(0.28)	$(1.13)	$(0.44)	$(0.87)
Weighted average shares of Class A common stock outstanding:
Basic	30,900	26,819	31,742	25,295
Diluted	38,863	26,819	39,705	25,295

Xponential Fitness, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,713)	$2,875
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,883	15,315
Amortization and write off of debt issuance costs	463	126
Amortization and write off of discount on long-term debt	2,949	613
Change in contingent consideration from acquisitions	(18,933)	2,440
Amortization of right-of-use assets	13,005	2,655
Bad debt expense (recovery)	2,232	(712)
Equity-based compensation	17,997	29,044
Non-cash interest	(1,252)	(1,069)
Gain from disposal of assets	(2,120)	(78)
Impairment of goodwill and other assets	16,667	3,656
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(7,738)	(12,720)
Inventories	(3,525)	(3,936)
Prepaid expenses and other current assets	438	(1,023)
Operating lease liabilities	(9,049)	(2,496)
Deferred costs	(5,440)	(2,024)
Notes receivable, net	(3)	33
Accounts payable	1,390	469
Accrued expenses	1,959	(5,008)
Other current liabilities	2,896	2,226
Deferred revenue	7,287	18,223
Other assets	(648)	(240)
Other liabilities	1,677	3,301

Net cash provided by operating activities	35,422	51,670
Cash flows from investing activities:
Purchases of property and equipment	(7,430)	(8,955)
Purchase of studios	(164)	—
Proceeds from sale of assets	60	65
Purchase of intangible assets	(1,783)	(7,177)
Notes receivable issued	(581)	(1,782)
Notes receivable payments received	776	3,236
Acquisition of business	(3,467)	—

Net cash used in investing activities	(12,589)	(14,613)
Cash flows from financing activities:
Borrowings from long-term debt	189,150	7,425
Payments on long-term debt	(4,203)	(2,978)
Debt issuance costs	(411)	(55)
Payment of preferred stock dividend and deemed cash dividend	(7,092)	(16,250)
Payment of contingent consideration	(1,412)	(2,190)
Payments for taxes related to net share settlement of restricted share units	(8,111)	(1,909)
Payment for tax receivable agreement	(1,163)	—
Payments for redemption of preferred stock	(130,766)	—
Payments for distributions to Pre-IPO LLC Members	(12,901)	—
Repurchase of Class A common stock	(50,378)	—
Payment received from shareholder	8,062	—
Loan to shareholder	(4,400)	(5,050)
Proceeds from disgorgement of stockholders short-swing profits	516	—

Net cash used in financing activities	(23,109)	(21,007)

Increase (decrease) in cash, cash equivalents and restricted cash	(276)	16,050
Cash, cash equivalents and restricted cash, beginning of year	37,370	21,320

Cash, cash equivalents and restricted cash, end of year	$37,094	$37,370

Xponential Fitness, Inc.

Net Income (Loss) to GAAP EPS

(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Years Ended December 31,
	2023	2022	2023	2022
Numerator:
Net income (loss)	$(9,075)	$(367)	$(1,713)	$2,875
Less: net (income) loss attributable to noncontrolling interests	(1,638)	24,343	(15,765)	19,284
Less: dividends on preferred shares	(1,863)	(3,250)	(7,652)	(13,000)
Less: deemed contribution (dividend)	15,644	(50,979)	49,970	(31,185)
Add: deemed contribution from redemption of convertible preferred stock	—	—	12,679	—

Net income (loss) attributable to XPO Inc. - basic	$3,068	$(30,253)	$37,519	$(22,026)

Add: dividends on preferred shares	1,863	—	7,652	—
Less: deemed (contribution) dividend	(15,644)	—	(49,970)	—
Less: deemed contribution from redemption of convertible preferred stock	—	—	(12,679)	—

Net income (loss) attributable to XPO Inc. - diluted	$(10,713)	$(30,253)	$(17,478)	$(22,026)

Denominator:
Weighted average shares of Class A common stock outstanding - basic	30,900	26,819	31,742	25,295

Effect of dilutive securities:
Convertible preferred stock	7,963	—	7,963	—

Weighted average shares of Class A common stock outstanding - diluted	38,863	26,819	39,705	25,295

Net earnings (loss) per share attributable to Class A common stock - basic	$0.10	$(1.13)	$1.18	$(0.87)
Net earnings (loss) per share attributable to Class A common stock - diluted	$(0.28)	$(1.13)	$(0.44)	$(0.87)
Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Restricted stock units	1,477	2,102	1,477	2,102
Convertible preferred stock	—	13,889	—	13,889
Conversion of Class B common stock to Class A common stock	16,491	21,572	16,491	21,572
Treasury share options	75	75	75	75
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	14	1	14

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$(9,075)	$(367)	$(1,713)	$2,875
Interest expense, net	11,069	3,361	37,122	11,212
Income taxes	859	684	1,071	526
Depreciation and amortization	4,182	4,090	16,883	15,315

EBITDA	7,035	7,768	53,363	29,928
Equity-based compensation	2,350	5,124	17,997	29,044
Employer payroll taxes related to equity-based compensation	13	123	672	123
Acquisition and transaction expenses (income)	(531)	8,231	(17,964)	2,438
Litigation expenses	984	1,927	6,839	10,301
Employee retention credit	—	—	—	(2,597)
Financial transaction fees and related expenses	7,067	99	9,038	836
TRA remeasurement	96	(1,112)	3,193	523
Impairment of goodwill and other assets	4,850	—	16,667	3,656
Restructuring and related charges	8,817	—	15,520	—

Adjusted EBITDA	$30,681	$22,160	$105,325	$74,252

	Three Months Ended
	December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$(9,075)	$(367)	$(1,713)	$2,875
Acquisition and transaction expenses (income)	(531)	8,231	(17,964)	2,440
TRA remeasurement	96	(1,112)	3,193	523
Impairment of goodwill and other assets	4,850	—	16,667	3,656
Restructuring and related charges	8,817	—	15,520	—

Adjusted net income	$4,157	$6,752	$15,703	$9,494

Adjusted net income attributable to noncontrolling interest	1,447	3,016	5,387	4,432
Adjusted net income attributable to Xponential Fitness, Inc.	2,710	3,736	10,316	5,062
Dividends on preferred shares	(1,215)	(1,798)	(4,974)	(6,931)

EPS (LPS) numerator - Basic	$1,495	$1,938	$5,342	$(1,869)

Add: Adjusted net income (loss) attributable to noncontrolling interest	1,447	3,016	5,387	—
Add: Dividends on preferred shares	1,215	1,798	4,974	—

EPS numerator - diluted	$4,157	$6,752	$15,703	$(1,869)

Adjusted net earnings (loss) per share - basic	$0.05	$0.07	$0.17	$(0.07)
Weighted average shares of Class A common stock outstanding - basic	30,900	26,819	31,742	25,295
Adjusted net earnings (loss) per share - diluted	$0.08	$0.11	$0.28	$(0.07)
Effect of dilutive securities:
Restricted stock units	—	482	308	—
Convertible preferred stock	7,963	13,889	7,963	—
Conversion of Class B common stock to Class A common stock	16,491	21,649	17,026	—

Weighted average shares of Class A common stock outstanding - diluted	55,354	62,839	57,039	25,295
Shares excluded from dilutive earnings per share of Class A common stock
Restricted stock units	1,477	—	—	2,102
Convertible preferred stock	—	—	—	13,889
Conversion of Class B common stock to Class A common stock	—	—	—	21,572
Treasury share options	75	—	—	75
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	14	1	14

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily attributable to Rumble.

Footnotes

1.

System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

2.

Same store sales refer to period-over-period sales comparisons for the base of studios. In accordance with industry standard, we define the same store sales base to include studios in North America that are in traditional studio locations and that have generated positive sales for at least 13 consecutive calendar months as of the measurement date. Any transfer of ownership of an existing studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

3.

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales activity for all North America traditional studio locations that are at least 6 months old at the beginning of the respective quarter, and that have non-zero sales in the period, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month, operate in traditional locations and have nonzero sales. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.

4.

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (income) (including change in contingent consideration), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions) and other contemplated corporate transactions, expense related to the remeasurement of our TRA obligation, expense related to loss on impairment or write down of goodwill and other assets, and restructuring and related charges incurred in connection with our restructuring plan that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Contacts

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Source: Xponential Fitness, Inc.